Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Lyell Immunopharma, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Secondary Offering: Common Stock, par value $0.0001 per share	457(c)	37,499,981 (1)	0.94 (2)	$35,249,982	0.0001531	$5,396.77

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—				—	—	—	—	—	—	—	—

	Total Offering Amounts					$35,249,982		$5,396.77

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$5,396.77

(1)
Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and the maximum aggregate offering price are based on the average of the $1.88 (high) and $0.98 (low) sales price of the registrant’s common stock as reported on the Nasdaq Global Select Market on November 22, 2024, which date is within five business days prior to the filing of this registration statement.

(2)
Shares of common stock registered for resale pursuant to this registration statement are shares which are to be offered by the selling securityholders named herein. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.